UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2025

Red Oak Capital Fund VII, LLC
(Exact name of issuer as specified in its charter)

Delaware	99-2923874
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5925 Carnegie Blvd, Suite 110

Charlotte, NC 28209

(Full mailing address of principal executive offices)

(616) 343-0697

(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund VII, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our Bond offering circular dated July 31, 2024, as supplemented or amended from time to time, filed pursuant to Rule 253(g)(2), under the caption "RISK FACTORS" and which are incorporated herein by reference.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to "us," "we," "our" or "our Company" refer to Red Oak Capital Fund VII, LLC, a Delaware limited liability company.

Red Oak Capital Fund VII, LLC, a Delaware limited liability company, was formed on February 27, 2024 to originate and acquire senior loans collateralized by commercial real estate in the U.S. Our business plan is to originate, acquire, and manage commercial real estate loans and other commercial real estate-related debt instruments. While the commercial real estate debt markets are complex and continually evolving, we believe they offer compelling opportunities when approached with the capabilities and expertise of Red Oak Capital GP, LLC, or our Manager, a wholly owned subsidiary of Red Oak Capital Holdings, LLC, or our Sponsor, as well as our origination and servicing affiliate Red Oak Financial, LLC, also a wholly-owned affiliate of our Sponsor.

Our investment objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. Our investment strategy is to originate loans and invest in debt and related instruments supported by commercial real estate in the U.S. Through our Manager, we draw on our Sponsor's and its affiliates' established sourcing, underwriting and structuring capabilities in order to execute our investment strategy.

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The Company does not intend to act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell, or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

On July 5, 2024 we filed an offering statement on Form 1-A with the United States Securities and Exchange Commission, or SEC, to offer up to $75,000,000 of our Series A Unsecured Bonds, pursuant to exemptions from registration under Tier II of Regulation A, referred to herein as the "Offering." Subsequently, the offering was qualified on July 26, 2024, and we commenced offering the securities at that time. We filed a post-qualification amendment on Form 1-A POS, or the First Revised Statement, on July 31, 2025, which was qualified by the SEC on August 8, 2025 and further supplemented as of October 28, 2025. Pursuant to the Offering Statement and the First Revised Statement, the Bonds were previously issued bearing interest at 8.00% per annum until October 1, 2025. The First Revised Statement amended the Offering Statement to increase the interest rate on previously issued Bonds and future Bond issuances from 8.00% per annum to 9.00% per annum beginning on October 1, 2025, and extended the offering termination date from December 31, 2025 to December 31, 2026. As of December 31, 2025, $2,372,000 of Series A Bonds have been issued pursuant to the Offering. Proceeds from the sale of Bonds will be used to invest in collateralized senior commercial mortgage notes, or property loans, and for payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout the offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the Offerings and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

As of December 31, 2025, the Company held one senior secured mortgage loan, providing $1,250,000 in senior secured loan principal. The loan possesses an interest rate of 11.00% per annum and matures on May 31, 2026.

We are managed by our Manager, which is wholly owned by our Sponsor, a Charlotte, NC based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor's significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

General

We commenced active operations upon the first closing of our Offering of Bonds on October 23, 2024. Through December 31, 2025, we have received $2,179,347 in net proceeds from the Offering. We intend to continue to sell the Bonds through December 31, 2026, or the date upon which our Manager determines to terminate the offering, in its sole discretion.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

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Results of Operations - For the Year Ended December 31, 2025

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2025.

As of December 31, 2025, the Company held one senior secured mortgage loan, pursuant to which, the Company, as the lender, provided $1,250,000 of senior secured loan principal.

On June 10, 2025, the Company entered into a loan participation agreement with Red Oak Income Opportunity Fund II, LLC, a related party and Delaware limited liability company, whereby the Company bought a participation interest in the loan held with 6008 Holdings LLC equal to 38.94% of the $2,054,179 senior secured loan for a purchase price of $800,000.

On October 27, 2025, the Company was reassigned as the lead lender of the mortgage loan with 6008 Holdings LLC from Red Oak Income Opportunity Fund II, LLC. On this date, the Company purchased an additional interest in the loan equal to 21.91% of the $2,054,179 senior secured loan for $450,000. Congruent with the Company's reassignment as lead lender and upsized interest, a participation interest in the loan was sold on October 27, 2025 to Red Oak Income Opportunity Fund II, LLC equal to 39.15% of the senior secured loan for $804,179.

For the year ended December 31, 2025, our total revenues from operations amounted to $79,100, consisting of $59,566 of mortgage interest income and $19,534 of bank interest income.

Operating costs for the same period, including professional fees of $178,455, interest expense of $136,713, organization fees of $44,240, and management fees of $13,188, amounted to $372,596. Net loss for the year ended December 31, 2025 amounted to $293,496.

Results of Operations – For the Period October 23, 2024 (Commencement of Operations) through December 31, 2024

Set forth below is a discussion of our operating results for the period October 23, 2024 (Commencement of Operations) through December 31, 2024

For the period ended December 31, 2024, our total revenues from operations amounted to $55. Operating costs for the same period, including professional fees of $28,475 and organizational fees of $3,200, amounted to $31,870. Net loss for the period amounted to $31,815.

Liquidity and Capital Resources

As of December 31, 2025, we have raised $2,372,000 of Series A Bonds. Our principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any property loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of the Offering. We intend to acquire additional assets with cash and/or debt.

As of December 31, 2025, the Company had cash on hand of $1,464,998. Of the $1,464,998 cash on hand, $645,785 represents loan interest collected from borrowers by the Company, acting as borrower representative, on behalf of its five affiliates that are co-borrowers under the Cross River Bank credit facility, which is described below. This amount is recorded as a liability on the balance sheet under "Due to Affiliates” and makes up the material amount of that balance.

On January 7, 2025, the Company's subsidiary, ROCF VII SPV, LLC, and five other affiliates (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, ROIOF SPV, LLC, and ROCF VI SPV, LLC) entered into an agreement with Cross River Bank for a $50 million secured revolving loan facility. ROCF VII SPV, LLC was appointed as borrower representative with Cross River Bank for all five affiliates. As the borrower representative, the Company acts on behalf of the co-borrowers with respect to all matters relating to the Credit Facility. The facility is secured by all property and assets of the co-borrowers, and all other collateral, security granted, and securities pledged to the facility. Amounts drawn accrue interest at the one-month tenor of Term SOFR plus an applicable margin, and the facility matures on January 7, 2028. As the Company acquires eligible loans, the Company can sell loans to its subsidiary to serve as collateral for future draws on the facility. The Company's subsidiary will use these draw proceeds to acquire new senior secured commercial real estate loans. As of December 31, 2025, the Company’s subsidiary had no drawn amounts outstanding on the line.

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On March 4, 2025, ROCF VII SPV, LLC, as borrower representative, executed an initial draw of $24,948,500 on the line of credit with Cross River Bank. All proceeds were distributed to ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, ROIOF SPV, LLC, and ROCF VI SPV, LLC. The Company’s subsidiary did not retain any portion of the drawn funds.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and any continuing debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage an asset to increase liquidity.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional sources of financing, other than the proceeds from the Offering and the Cross River Bank facility, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Trend Information

As of the year ended December 31, 2025, we have raised $2,372,000 of Series A Bonds. We have used and will continue to use the net proceeds from the Offering to issue senior secured loans on commercial real estate and thereby increase cash flows.

During 2025, the Company purchased an $800,000 participation interest in a senior secured commercial real estate loan with principal of $2,054,179. The Company was reassigned as lead lender of the mortgage loan and purchased an additional $450,000 interest during the second half of 2025.

We are actively managing a steady pipeline of origination opportunities and, subject to market conditions and availability of additional raised capital, expect capital deployment to increase through 2026. As we issue additional senior secured loans on commercial real estate, the Company’s cash flows increase.

Macroeconomic conditions remain uncertain due to lingering inflationary pressures, geopolitical events, and sporadic tariffs on key imports and exports. These factors have contributed to increased costs for businesses and consumers alike, market volatility, and pressure on both consumer and commercial credit performance. High interest rates driven by elevated inflation have the potential to dampen borrower demand and repayment capacity, while volatility in global capital markets may affect our own liquidity and capital raising efforts. Additionally, the combined effects of tariffs, inflation, and supply chain disruptions could further impact the credit quality of our loan portfolio, particularly in sectors sensitive to trade and interest rate fluctuations. We are currently unable to quantify the full impact these events may have on us. We may experience adverse effects on the performance of our loans in the future due to ongoing economic headwinds, including the effect of tariffs, which may materially alter our ability to pay our debt service obligations and fees.

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Item 3. Directors and Officers

As of the issuance date of this report, the following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Gary Bechtel	68	Chief Executive Officer*	August 2020
Kevin P. Kennedy	60	Chief Sales and Distribution Officer*	November 2019
Raymond T. Davis	59	President and Chief Strategy Officer*	March 2025 (President) November 2019 (Chief Strategy Officer
Paul Cleary	62	Chief Operating Officer	March 2022
Thomas McGovern	47	Chief Financial Officer	April 2022
Robert Kaplan	55	Chief Legal Officer and EVP	March 2023
Matthew Webster	59	Chief Credit Officer and EVP	March 2025

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our Company.

Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer of our Sponsor and a member of the board of managers of ROHM.  Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO).  Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self-storage and manufactured housing.  He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer of our Sponsor, and a member of the board of managers for ROHM. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburgh, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis is the President and Chief Strategy Officer of our Sponsor and a member of the board of managers of ROHM. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused his operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

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Paul Cleary is the Chief Operating Officer of our Sponsor. Paul brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender.  He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

Thomas McGovern is the Chief Financial Officer of our Sponsor. Thomas is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

Robert R. Kaplan, Jr. serves as the Chief Legal Officer and Executive Vice President for Corporate Development of our Sponsor. Throughout his nearly 30-year career, Robert has represented clients and worked in such diverse industries as financial services and products, real estate, technology, professional sports, manufacturing and retail/consumer products. He has completed more than $4 billion worth of securities transactions, including registered and exempt securities offerings, private equity and institutional investment, real estate funds and syndications and REITs, in addition to institutional financings of real estate acquisitions and M&As. Recognized in the Best Lawyers in America within his fields each year since 2013, Robert was also selected as the 2022 “Lawyer of the Year” by Best Lawyers® for leveraged buyouts and private equity law. From 2012 to 2016, the Governor of the Commonwealth of Virginia called on Rob to serve on the Virginia Board of Housing and Community Development. Robert received his J.D. from the Marshall-Wythe School of Law at the College of William & Mary and his A.B. from the College of William & Mary.

Matthew Webster serves as the Chief Credit Officer and Executive Vice President of our Sponsor. Matthew leads the Sponsor’s credit strategy, portfolio risk management, and underwriting operations. Matthew brings more than 30 years of experience in capital markets, structured finance, and risk management having worked across balance sheet and securitized lending, senior and mezzanine debt, equity investments, and non-performing loan acquisitions. He has structured and executed over $250 billion in transactions and worked with some of the world's most sophisticated institutional investors, including sovereign wealth funds, global REITs, and alternative asset managers. Matthew previously served as Global Head of Real Estate Finance at HSBC, managing more than $100 billion in commercial real estate exposure. His expertise spans key roles at Morgan Stanley, Goldman Sachs, Hypo Real Estate, and Fitch Ratings, where he led major capital markets initiatives and advised regulatory bodies on financial stability and capital requirements. Matthew holds a Chartered Financial Analyst (CFA) certificate and earned dual bachelor's degrees in Business Management and Economics from North Carolina State University. He frequently lectures at universities and contributes to industry forums on commercial real estate finance and investment strategies.

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Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership**	Percent of Class
Common Units	Red Oak Capital Holdings, LLC	6,000	100% (1)
Common Units	Gary Bechtel	6,000	100% (2)
Common Units	Kevin Kennedy	6,000	100% (3)
Common Units	Raymond Davis	6,000	100% (4)
Common Units	All Executives and Managers	6,000	100%

* Unless otherwise noted above, the address of the persons and entities listed in the table is c/o 5925 Carnegie Boulevard, Suite 110, Charlotte, North Carolina 28209.

** Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities regardless of whether he or she has an economic or pecuniary interest in such securities.

(1) Common Units issued to our Sponsor, Red Oak Capital Holdings, LLC ("Sponsor") as consideration for a capital commitment of $1,500,000, which may be called at times and in amounts in the discretion of the Manager. As such, each of Messrs. Bechtel, Kennedy and Davis have shared voting and dispositive power of such Common Units owned by our Sponsor. Messrs. Bechtel, Kennedy and Davis are officers of our Sponsor which is the sole member of our Manager, and on the Board of Managers of Red Oak Capital Holdings Management, LLC ("ROHM"), which is the manager of and owns 100% of the interests in our Sponsor. Messrs. Bechtel, Kennedy and Davis also own 13.27%, 19.15% and 8.84% of non-voting units of our Sponsor, respectively. Additionally, White Oak Capital Holdings, LLC, of which each of Messrs. Bechtel and Davis own 34.58% interests, owns 27.99% of the non-voting units of our Sponsor. Each of Messrs. Bechtel, Kennedy and Davis disclaim beneficial ownership of the Common Units held by the Sponsor, except to the extent of each individual's proportionate pecuniary interests therein.

(2) Reflects Common Units held by our Sponsor, of which ROHM is the manager and holder of 100% of the voting interests. Mr. Bechtel is an officer of our Sponsor, which is the sole member of our Manager, and a member of the board of managers of ROHM, and as such, is deemed to have shared voting and dispositive power over the shares held by our Sponsor. Mr. Bechtel disclaims beneficial ownership of shares held by our Sponsor, except to the extent of his proportionate pecuniary interest therein.

(3) Reflects Common Units held by our Sponsor, of which ROHM is the manager and holder of 100% of the voting interests. Mr. Kennedy is an officer of our Sponsor, which is the sole member of our Manager, and a member of the board of managers of ROHM, and as such, is deemed to have shared voting and dispositive power over the shares held by our Sponsor. Mr. Kennedy disclaims beneficial ownership of shares held by our Sponsor, except to the extent of his proportionate pecuniary interest therein.

(4) Reflects Common Units held by our Sponsor, of which ROHM is the manager and holder of 100% of the voting interests. Mr. Davis is an officer of our Sponsor, which is the sole member of our Manager, and a member of the board of managers of ROHM, and as such, is deemed to have shared voting and dispositive power over the shares held by our Sponsor. Mr. Davis disclaims beneficial ownership of shares held by our Sponsor, except to the extent of his proportionate pecuniary interest therein.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

None.

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Item 7. Financial Statements

RED OAK CAPITAL FUND VII, LLC

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2025 AND DECEMBER 31, 2024

9

Red Oak Capital Fund VII, LLC and its Subsidiaries

10

Independent Auditor's Report

To Management

Red Oak Capital Fund VII, LLC

Opinion

We have audited the financial statements of Red Oak Capital Fund VII, LLC, which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in member's deficit, and cash flows for the year ended December 31, 2025 and the period February 27, 2024 (Date of Formation) through December 31, 2024, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Red Oak Capital Fund VII, LLC as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 the period February 27, 2024 (Date of Formation) through December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Red Oak Capital Fund VII, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Red Oak Capital Fund VII, LLC's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Red Oak Capital Fund VII, LLC's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Red Oak Capital Fund VII, LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ CohnReznick LLP

Baltimore, Maryland

April 28, 2026

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Red Oak Capital Fund VII, LLC and its Subsidiaries
Consolidated Balance Sheets

	December 31, 2025	December 31, 2024

Assets

Current assets:
Cash and cash equivalents	$1,464,998	$240,799
Mortgage loans receivable, held for investment	1,250,000	-
Loan interest receivable	5,536	-
Other assets	8,177	-
Prepaid expenses	-	4,125

Total assets	$2,728,711	$244,924

Liabilities and Member's Deficit

Current liabilities:
Bond interest payable	$43,218	$-
Due to affiliates	646,506	4,180
Bond proceeds received in advance	160,000	100,000
Accrued expenses	2,210	25,642
Total current liabilities	851,934	129,822

Long-term liabilities:
Series A bonds payable, net	2,202,088	146,917
Total long-term liabilities	2,202,088	146,917

Total liabilities	3,054,022	276,739

Member's deficit	(325,311)	(31,815)

Total liabilities and member's deficit	$2,728,711	$244,924

The accompanying notes are an integral part of the financial statements

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Red Oak Capital Fund VII, LLC and its Subsidiaries
Consolidated Statements of Operations

	Year ended December 31, 2025	For the period February 27, 2024 (Date of Formation) through December 31, 2024

Revenue:
Mortgage interest income	$59,566	$-
Bank interest income	19,534	55
Total revenue	79,100	55

Expenses:
Interest expense	136,713	117
Management fees	13,188	78
Organization fees	44,240	3,200
Professional fees	178,455	28,475
Total expenses	372,596	31,870

Net loss	$(293,496)	$(31,815)

The accompanying notes are an integral part of the financial statements

13

Red Oak Capital Fund VII, LLC and its Subsidiaries
Consolidated Statements of Changes in Member's Deficit
For the year ended December 31, 2025 and the period February 27, 2024 (Date of Formation) through December 31, 2024
Managing Member

Member's capital, February 27, 2024	$-

Net loss	(31,815)

Member's deficit, January 1, 2025	$(31,815)

Net loss	(293,496)

Member's deficit, December 31, 2025	$(325,311)

The notes are an integral part of the financial statements

14

Red Oak Capital Fund VII, LLC and its Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31, 2025	For the period February 27, 2024 (Date of Formation) through December 31, 2024

Cash flows from operating activities:
Net loss	$(293,496)	$(31,815)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	25,959	117
Change in other operating assets and liabilities:
Net change in loan interest receivable	(5,536)	-
Net change in prepaid expenses	4,125	(4,125)
Net change in bond interest payable	43,218	-
Net change in due to affiliates	642,326	4,180
Net change in accrued expenses	(23,432)	25,642

Net cash provided by (used in) operating activities	393,164	(6,001)

Cash flows from investing activities:
Mortgage notes issued	(1,250,000)	-
Loan interest reserves	(65)	-

Net cash used in investing activities	(1,250,065)	-

Cash flows from financing activities:
Proceeds from Series A Bonds	2,212,000	160,000
Net change in bond proceeds received in advance	60,000	100,000
Payment of debt issuance costs	(190,900)	(13,200)

Net cash provided by financing activities	2,081,100	246,800

Net change in cash and cash equivalents	1,224,199	240,799

Cash and cash equivalents, beginning of period	240,799	-

Cash and cash equivalents, end of period	$1,464,998	$240,799

Supplemental disclosure of cash flow information:
Cash paid for interest	$68,431	$-

The notes are an integral part of the financial statements

15

Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

1.	Organization

Red Oak Capital Fund VII, LLC (the “Company”) is a Delaware limited liability company formed to originate senior loans collateralized by commercial real estate in the United States of America. The Company’s plan is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and Red Oak Capital Holdings, LLC is the sponsor. The Managing Member owns 100% of the member interests in the Company.

The Company was formed on February 27, 2024 and commenced operations on October 23, 2024. The Company is raising a maximum of $75.0 million of Series A Unsecured Bonds (the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). As of December 31, 2025, the Company has raised $2,372,000 through the issuance of the Bonds. The Company’s term is indefinite.

The Company's operations may be adversely affected by macroeconomic conditions and global uncertainties, including lingering inflation, elevated interest rates, geopolitical instability, changes to fiscal and monetary policy, labor shortages, supply chain disruptions, and the sporadic effects of tariffs and trade disputes on key imports and exports. The current macroeconomic environment has contributed to volatility in the capital markets, tighter lending conditions, and declining commercial real estate valuations across certain property types. These conditions have the potential to negatively impact both the Company and its borrowers. Possible effects include, but are not limited to, delays in borrower repayment, increased loan extension and modification requests, higher rates of default, deterioration of collateral values underlying the Company's loan portfolio, reduced borrower access to refinancing or take-out capital, increased construction and development costs affecting the feasibility of borrower business plans, and delayed or disrupted loan closings. A significant volume of commercial real estate debt across the broader market is scheduled to mature or has been extended into the current period, which may further strain borrower liquidity and increase refinancing risk. Any prolonged disruption caused by these conditions, or any worsening thereof, is uncertain in both duration and severity; however, such events may result in a material adverse impact on the Company's financial position, results of operations, and cash flows.

2.	Significant accounting policies

Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

Principles of consolidation

The consolidated financial statements have been prepared on a consolidated basis and include the accounts of Red Oak Capital Fund VII, LLC, its wholly owned and controlled subsidiaries ROCF VII SPV Holdco IP, LLC and ROCF VII SPV Holdco, LLC (the “Holdco IP” and “Holdco”, respectively), the Holdco IP’s wholly-owned subsidiary ROCF VII SPV IP, LLC, and the Holdco’s wholly-owned subsidiary ROCF VII SPV, LLC (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value

In accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 820, Fair Value Measurement, when required, the Company will disclose the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820 provides three levels of the fair value hierarchy as follows:

16

Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

Mortgage loans receivable, held for investment

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal net of deferred origination fees and costs, and any allowance for credit losses. The Company’s mortgage loans receivable consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans is dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Allowance for credit losses

The Company recognizes an allowance for credit losses for financial assets carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and is based on the Company’s expectations as of the balance sheet date.

The Company utilizes a loss rate approach in determining its lifetime expected credit losses on its loans held for investment. This method is used for calculating an estimate of losses based on management and the Company’s expertise in the commercial real estate bridge lending space and is comprised of an estimate of the probability of default of a given loan and the expectation of total loss, including costs to remediate and/or sell, in the event of such default. In determining its loss rates, the Company uses a multi-factor model to ascertain the likelihood of a borrower experiencing distress and going into default and quantifies a potential loss based on the carrying value of the underlying collateral on its balance sheet in relation to its fair value as determined by the most recent appraisal on an “as-is” basis less selling costs. At December 31, 2025 and December 31, 2024, no loan loss reserve was recorded.

17

Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Credit Quality Indicators

The Company analyzes its loans based on the internal credit risk grading process. Internal credit risk grading includes a process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral; (iii) the risk inherent to a particular commercial real estate sector; and (iv) the risk endemic to the market and geography in which the borrower operates.

The Company assigns weights to a number of standard risk factors that apply across the portfolio. The weightings are based on management’s experience in the bridge lending credit market and have been specifically tailored to the offered loan products. These include loan to value (LTV), sector risk, market risk, sponsor risk and debt service coverage ratio (DSCR). In addition, subjective risk factors, including borrower past performance, borrower management / business plan performance, macroeconomic trends and other relevant facts or trends are analyzed in conjunction with standard factors to provide enhancement or diminution to the credit profile of the loan. This analysis provides a stratification of the loan portfolio across the following internal grades:

1.	Prime – minimal probability of default
2.	Pass – low probability of default
3.	Low pass – moderate probability of default
4.	Watch – material probability of default
5.	Special mention – significant probability of default
6.	Substandard – substantial probability of default
7.	Doubtful – highly likely probability of default
8.	Default – defaulted / expected to default

Loan interest receivable

The Company elected to present the accrued interest receivable balance separately in its balance sheet from the amortized cost of the loan. Loan interest receivable includes accrued interest on the Company's loan portfolio, late fees, and other charges due from borrowers. Accrued interest receivable was $5,536 and $0 as of December 31, 2025 and December 31, 2024, respectively.

When management places a loan in non-accrual status and determines that previously accrued interest should be reversed, the write-off of accrued interest receivable is recognized through the reversal of interest income. There were no write-offs of loan accrued interest receivables during the year ended December 31, 2025 and period ended December 31, 2024.

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income will be recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of the Managing Member, the principal and interest on the loan are well collateralized and in the process of collection. When classified as nonaccrual, the future accrual of interest is suspended and previously accrued interest in the period placed on nonaccrual is reversed unless management is confident in its ultimate recovery. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain.

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Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

The Company generally will place a loan on non-accrual status for financial accounting purposes on the same date the loan is put into default status. A loan will typically go into default when an event of default has occurred as defined in the loan agreement, a notice of default has been sent to the borrower, and the borrower has not cured the default within the allotted period provided in the notice of default. Exceptions to the non-accrual policy may be made when the collateral value significantly exceeds the outstanding principal and accrued interest of the loan. Additionally, when the nature of the default does not materially impact the likelihood of collection, management may determine that non-accrual status is not appropriate. In addition, management may place a loan on non-accrual status that has not formally defaulted if the collection of interest and/or principal is in doubt. No loans were in nonaccrual status at December 31, 2025 and December 31, 2024.

Loan origination income will be amortized over the life of the mortgage loan receivable using the interest method and will be reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet. Late fee income is recognized when assessed in accordance with the terms of the applicable loan agreements.

Bonds payable

Company-issued bonds are held as a liability upon the effective date of closing. The bond interest is expensed on an accrual basis.

Debt Issuance Costs

Debt issuance costs related to the Company’s indebtedness are capitalized and amortized over the term of the respective debt instrument utilizing the effective interest method. Unamortized debt issuance costs are expensed when the associated debt is repaid prior to maturity. Amortization of debt issuance costs is included within interest expense in the Company’s consolidated statement of operations. The unamortized balance for the line of credit are recorded within other assets on the consolidated financial statements.

Income taxes

The Company is a single member limited liability company (LLC) and, as such, is a disregarded entity for income tax purposes and not subject to income taxes, and does not file a tax return.  Accordingly, these financial statements do not reflect a provision for income taxes and the Company has no other tax positions which must be considered for disclosure.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has selected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

19

Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

3.	Mortgage loans receivable, held for investment

As of December 31, 2025 and December 31, 2024, the Company held $1,250,000 and $0 of mortgage loans receivable, held for investment, respectively. At December 31, 2025 this consisted of one mortgage loan with an interest rate of 11.00% per annum and a maturity date of May 31, 2026. The Company earned and accrued $59,566 and $0 of mortgage loan interest income during the year ended December 31, 2025 and period ended December 31, 2024, respectively.

Mortgage loans receivable as of December 31, 2025 and December 31, 2024 consisted of the following:

	12/31/2025	12/31/2024
Mortgage loans receivable	$1,250,000	$-
Deferred origination fees	-	-
Allowance for credit losses	-	-
Mortgage loans receivable, held for investment, net	$1,250,000	$-

The below table summarizes mortgage loans receivable, held for investment by credit quality indicators at December 31, 2025 and December 31, 2024:

Indicator	12/31/2025	12/31/2024
Prime	$-	$-
Pass	-	-
Low pass	-	-
Watch	1,250,000	-
Special mention	-	-
Substandard	-	-
Doubtful	-	-
Default	-	-
Total	$1,250,000	$-

On June 10, 2025, the Company purchased a participation interest in a mortgage loan with borrower 6008 Holdings LLC from Red Oak Income Opportunity Fund II, LLC, a related party and Delaware limited liability company, equal to 38.94% of the $2,054,179 senior secured loan, for a purchase price of $800,000. On October 27, 2025, the Company was reassigned as the lead lender in the mortgage loan with 6008 Holdings LLC from Red Oak Income Opportunity Fund II, LLC. On this date, the Company purchased an additional interest in the loan equal to 21.91% of the $2,054,179 senior secured loan for $450,000.

Congruent with the Company's reassignment as lead lender and upsized interest, a participation interest in the loan was sold on October 27, 2025 to Red Oak Income Opportunity Fund II, LLC equal to 39.15% of the $2,054,179 senior secured loan for $804,179. The mortgage loan holds a total interest rate of 11.00% and matures on May 31, 2026. As of December 31, 2025 the Company holds 60.85% of the loan.

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Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

4.	Related party transactions

The Company pays an annual management fee, calculated and payable on a quarterly basis, in advance, to the Managing Member. The management fee is based on an annual rate of 1.00% of (i) all Bond principal outstanding, net of any amounts invested at that time in loans or debt instruments, plus (ii) the outstanding principal amount of each loan or real estate debt instrument then held, including loans secured by real estate owned as a result of borrower default. During the year ended December 31, 2025 and period ended December 31, 2024, $13,188 and $78 of management fees were incurred and paid to the Managing Member, respectively. No management fees were held as payable to the Managing Member as of December 31, 2025 and December 31, 2024.

On June 10, 2025, the Company purchased a participation interest in a mortgage loan with borrower 6008 Holdings LLC from the related party, Red Oak Income Opportunity Fund II, LLC, and subsequently was reassigned as the lead lender after purchasing an additional interest in the loan on October 27, 2025. As of December 31, 2025 the Company and the related party, Red Oak Income Opportunity Fund II, LLC, hold 60.85% and 39.15% of the loan, respectively.

On January 7, 2025, the Company's subsidiary, ROCF VII SPV, LLC, entered into a $50 million secured revolving credit facility with Cross River Bank together with five affiliated entities under common control. ROCF VII SPV, LLC serves as borrower representative and acts on behalf of the affiliated co‑borrowers with respect to all matters related to the credit facility.

The Company pays organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 2.00% of the gross principal outstanding of all Bonds. During the year ended December 31, 2025 and period ended December 31, 2024, $44,240 and $3,200 of organization fees were incurred, respectively. As of December 31, 2025 and December 31, 2024, no organization fees are payable to the Managing Member.

The Company will also pay a disposition fee, to the Managing Member, of 0.50% of the proceeds received from the repayment of the principal amount of any of our debt investments or any other disposition of the underlying real estate. As of December 31, 2025 and December 31, 2024, no disposition fees were accrued or paid.

5.	Member’s equity

For the year ended December 31, 2025 and period ended December 31, 2024, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions. In accordance with the operating agreement, the Managing Member will make a $100 capital contribution.

6.	Bonds payable

During the year ended December 31, 2025, the Company issued $2,212,000 Series A Bonds. During the period ended December 31, 2024, the Company issued $160,000 Series A Bonds. The Bonds are unsecured obligations and rank junior to senior secured indebtedness. The maturity date of the Bonds is December 31, 2029. The Company has incurred debt issuance costs related to the bond offering, and such costs have been capitalized and are being amortized through the maturity of the bond series. As of December 31, 2025 and December 31, 2024, there were $192,653 and $13,200 of debt issuance costs incurred by the Company, respectively. During the year ended December 31, 2025 and period ended December 31, 2024, $22,624 and $117 were amortized to bond interest expense. The amortization of debt issuance costs reflected on the Consolidated Statements of Cash Flows consists of amortization of debt issuance costs related to the Bond issuances and Cross River credit facility.

21

Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

6.	Bonds payable (continued)

Bonds payable as of December 31, 2025 and December 31, 2024 are comprised of the following:

	Rate	12/31/2025	12/31/2024
Series A bonds payable	9.00%	$2,372,000	$160,000
Debt issuance costs (unamortized balance)		(169,912)	(13,083)
Total bonds payable, net		$2,202,088	$146,917

The Company executes quarterly interest payments to the Series A Bondholders at a rate of 9.00% per annum. For the year ended December 31, 2025 and period ended December 31, 2024, the Company recorded $133,378 and $0 of bond interest expense, respectively. As of December 31, 2025 and December 31, 2024, $43,218 and $0 is held as payable to all Bondholders.

The Bonds will be redeemable beginning January 1, 2027. Once the Company receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the Bonds at a price per bond equal to $800 plus any accrued and unpaid interest on the Bond.

The Company’s obligation to redeem Bonds in any given year pursuant to this optional redemption is limited to 15% of the outstanding principal balance of the Bonds on January 1st of the applicable year. The Company has the right to reserve up to one-third of this 15% limit for Bonds redeemed as a result of a Bondholder’s right upon death, disability, or bankruptcy. Bond redemptions pursuant to the optional redemption, which excludes death, disability, or bankruptcy, will occur in the order that notices are received.

The Bonds may be redeemed, in whole or part, at the Company’s option at any time prior to maturity. The Company may extend maturity on the Bonds for six months in order to facilitate redemption of the Bonds. Any redemption will be at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus 1.01 times the then outstanding principal amount of the Bonds.

Future maturities of bonds payable are as follows:

Years ending December 31,	Amount
2026	$-
2027	-
2028	-
2029	2,372,000
2030	-
Total bonds payable, gross	$2,372,000

7.	Line of credit

On January 7, 2025, the Company’s subsidiary, ROCF VII SPV, LLC and five other affiliates (ROCF II SPV, LLC, ROCF IVSPV, LLC, ROCF VSPV, LLC, ROIOF SPV, LLC, and ROCF VI SPV, LLC) entered into a $50 million secured revolving loan facility and security agreement with Cross River Bank as part of a restructuring (the “Credit Facility”). ROCF VII SPV, LLC is the borrower representative with Cross River Bank for all these affiliates. As the borrower representative, the Company acts on behalf of the co-borrowers with respect to all matters relating to the Credit Facility. The Credit Facility is secured by all property and assets of the companies, and all other collateral, security granted, and securities pledged to the Credit Facility. The interest rate on outstanding borrowings is a variable rate based on the one-month tenor of Term SOFR plus an applicable rate.

22

Red Oak Capital Fund VII, LLC and its Subsidiaries Notes to Consolidated Financial Statements December 31, 2025 and December 31, 2024

7.	Line of credit (continued)

As the borrower representative, the Company receives all proceeds related to pledged securities into the ROCF VII SPV, LLC collections account. These proceeds are subsequently transferred, net of allocated interest expense and other fees, to the related party that owns the respective pledged security. Proceeds from pledged securities not owned by the Company are reflected on the Balance Sheets as Due to Affiliates. As of December 31, 2025 and December 31, 2024, amounts classified as Due to Affiliates related to pledged assets of related parties were $645,785 and $0, respectively.

On March 4, 2025, ROCF VII SPV, LLC, as borrower representative, executed an initial draw of $24.9 million on the Credit Facility. The entire proceeds of the draw were immediately disbursed to ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, ROIOF SPV, LLC, and ROCF VI SPV, LLC. The Company’s subsidiary did not retain any portion of the drawn funds.

ROCF VII SPV, LLC incurred an allocated share of debt issuance costs related to the Credit Facility, and such costs have been capitalized and are being amortized through the maturity of the Credit Facility. As of December 31, 2025 and December 31, 2024, there have been $11,448 and $0 of allocated debt issuance costs incurred by ROCF VII SPV, LLC, respectively. Unamortized debt issuance costs related to the Credit Facility are presented within the Other Assets line on the Consolidated Balance Sheets. During the year ended December 31, 2025 and period ended December 31, 2024, $3,335 and $0 have been amortized. Amortization of debt issuance costs related to the Credit Facility is presented within the Interest Expense line on the Consolidated Statements of Operations.

8.	Commitments and contingencies

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

9.	Subsequent events

Since December 31, 2025, the Company has executed three bond closings resulting in total gross proceeds of $872,000.

On January 23, 2026, in accordance with the offering circular, the Company executed interest payments for $43,218 to the trustee, UMB Bank N.A., and paying agent, Vistra.

On April 23, 2026, in accordance with the offering circular, the Company executed interest payments for $61,701 to the trustee, UMB Bank N.A., and paying agent, Vistra.

The financial statements were approved by management and available for issuance on April 28, 2026. Subsequent events have been evaluated through this date.

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Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Red Oak Capital Fund VII, LLC*

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Fund VII, LLC*

(3)(a)	Form of Indenture between Red Oak Capital Fund VII, LLC and UMB Bank, N.A.*

(3)(b)	Form of Bond*

(3)(c)	Form of Supplemental Indenture between Red Oak Capital Fund VII, LLC and UMB Bank, N.A.*

(3)(d)	Form of Bond*

(4)	Subscription Agreement*

* Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, NC on April 28, 2026.

RED OAK CAPITAL FUND VII, LLC,

a Delaware limited liability company

By:	Red Oak Capital GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Holdings, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Holdings Management, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Raymond Davis
Name:	Raymond Davis
Its:	Manager

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Thomas McGovern
Name:	Thomas McGovern
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

25